Exhibit 99.1

Restoration Hardware, Inc. Reports Record Second Quarter
2006 Earnings
Monday, August 28, 2006, 4:00 pm ET

Achieves Profitability Outside of the Fourth Quarter for the First Time;
Revenue and Earnings Exceed Expectations; Raises Full Year Guidance

Corte Madera, Calif., August 28, 2006— Restoration Hardware, Inc. (NASDAQ: RSTO) today announced record financial results for the second quarter ended July 29, 2006.  Results include the following:

Second Quarter ended July 29, 2006

•                  Net revenue for the second quarter increased 24 percent to $179.3 million compared to net revenue of $144.8 million for the same period last year.

•                  Comparable store sales increased 4.3 percent for the second quarter over a 5.6 percent increase for the same period last year.

•                  Direct-to-customer revenue increased 58 percent to $67.9 million in the second quarter compared to a 50 percent increase in the same period last year.

•                  Income from operations improved to $2.1 million for the second quarter compared to a loss from operations of $3.2 million for the same period last year.  The current year income from operations included a $0.7 million non-cash charge associated with the expensing of stock options resulting from the adoption of SFAS 123R and a $0.6 million non-cash, stock-based compensation charge relating to the Company’s voluntary review of its stock option practices (as discussed further below).

•                  Net income for the second quarter was $0.2 million, inclusive of the $0.7 million non-cash charge associated with the expensing of stock options required under SFAS 123R and the $0.6 million non-cash, stock-based compensation charge.  The fiscal 2006 second quarter results did not include a federal income tax provision due to U.S. losses incurred for the year-to-date period and the valuation allowance against the Company’s net deferred tax asset.  In the same period last year, the net loss was $2.5 million inclusive of a net $1.5 million tax benefit.

•                  Diluted net income per share in the second quarter was $0.01.  The net income includes a non-cash charge of $0.02 per share associated with the expensing of stock options required under SFAS 123R and $0.01 per share related to the non-cash, stock-based compensation charge.   In the same period last year, there was a net loss per share of $0.07 per share, inclusive of recording a tax benefit of $0.05 per share.

•                  Inventory was $181.2 million at the end of the second quarter compared to $137.0 million in the same period last year due to planned growth and acceleration of in-transit orders for the third quarter as part of our efforts to improve in-stock positions for seasonal transitions.

“We are proud to announce that for the first time in the Company’s history, we were profitable outside of the fourth quarter,” said Gary Friedman, the Company’s President, Chief Executive Officer and Chairman.  “This milestone, and the strong customer response to our product offerings, validates our work to position Restoration Hardware as the premium home furnishings brand in the marketplace.”

Mr. Friedman continued, “Results were driven by total revenue growth of 24 percent, coupled with significantly improved product margins in both our retail and direct channels despite a difficult retail home furnishings environment.  Comparable store sales growth was 4.3 percent on a top of a 5.6 percent increase in the second quarter last year.  Direct revenues increased 58 percent on top of a 50 percent increase last year and a 103% increase in 2004.  While we are pleased with our second quarter results, we are even more excited about the opportunities ahead of us as we launch two new growth initiatives in the second half of the year.”

“Brocade Home, our new brand with decidedly feminine appeal, will launch with an innovative home catalog this September.  While our initial launch this fall is small in scope, we expect to develop a multi-channel retailing platform over the next several years.  Customers can preview the brand and request a catalog through the website:  www.brocadehome.com.”

“In addition, we will introduce our second category extension this holiday, the Restoration Hardware Gift Catalog.  Supported by a unique assortment and fresh merchandising approach, the Gift Catalog, as well as a supporting web experience, will be an important addition to our holiday business.”

Mr. Friedman concluded, “Given the strength of our second quarter, and plans for holiday, we are raising our fiscal year 2006 guidance and now expect operating margins of 1.7 percent to 2.2 percent, inclusive of the estimated impact of adopting SFAS 123R and the stock-based compensation charge.  In the third quarter, we expect retail comparable store sales to increase in the mid single-digits and direct to customer sales to increase 30 to 35 percent.”

Results of Stock Option Review

The Company also announced that it has completed a voluntary review of stock option practices that was overseen by the Audit Committee of the Company’s Board of Directors with the assistance of outside legal counsel. The Company has determined that it used incorrect measurement dates with respect to the accounting for certain previously granted stock options, primarily during the years 2002 through 2004 as a result of lapses in documentation and deficiencies in option plan administration controls. The cumulative impact of the errors resulted in additional non-cash compensation of $0.6 million.  The cumulative charge was reported in the current period since the amount of the stock option compensation expense attributable to each of the previous periods was not material to any previously reported historical period and is not expected to be material to the current fiscal year.

Guidance

The Company provides the following guidance for the third quarter 2006:

•                  Total revenue growth of 17 to 20 percent.

•                  Increase in comparable store sales of mid single digits.

•                  Direct to customer revenue increase of approximately 30 to 35 percent.

•                  Loss from operations between $3.0 and $5.5 million, which includes a charge of approximately $0.9 million attributable to the adoption of SFAS 123R.  Loss from operations in the third quarter of fiscal 2005 was $5.9 million.

•                  The weighted average share count is estimated at approximately 38 million shares, which is the same as the third quarter of last year.

•                  Quarter-end inventory increase of approximately 25 to 30 percent from the third quarter last year due to the planned acceleration of holiday receipts.

•                  Due to the valuation allowance provided against the Company’s net deferred tax assets, income tax benefits or expense will be negligible in the third quarter.

•                  Loss per share will be in the range of $(0.13) to $(0.19) per share, which includes a charge of approximately $0.02 per share attributable to the adoption of SFAS 123R.  Fiscal 2005 third quarter loss per share was $(0.11) per share and included a tax benefit of $0.08 per share.

The Company provides the following guidance for the full year 2006:

•                  Total revenue growth of 19 to 23 percent.

•                  Increase in comparable store sales of mid single digits.

•                  Direct to customer revenue increase of 40 to 45 percent.

•                  Operating margins of 1.7 to 2.2 percent, which includes a charge of approximately $3.5 million, or 0.5 percent of net revenue, attributable to the adoption of SFAS 123R, and $0.6 million, or 0.1 percent of net revenue, attributable to the stock-based compensation charge.

•                  The weighted average diluted share count estimated at approximately 39.5 million.

•                  Year-end inventory increase of 10 percent to 15 percent over 2005.

•                  Income tax expense for the year will be approximately $1.0 million.

Non-GAAP Financial Measures

This release makes reference to certain financial measures that are non-GAAP, including (i) the non-cash charge of $0.02 per share for the second quarter of fiscal 2006 for stock based compensation expense associated with adopting SFAS 123R, (ii) the approximate non-cash charge of $0.02 per share guidance for the third quarter of fiscal 2006 for stock based compensation expense associated with adopting SFAS 123R, (iii) the $0.01 per share non-cash charge for the second quarter of fiscal 2006 relating to our review of stock option practices, (iv) the income tax benefit of $0.05 per share recorded for the second quarter of fiscal 2005 and (v) the income tax benefit of $0.08 per share for the third quarter of fiscal 2005.  The Company believes that the use of these non-GAAP financial measures allows management and investors to evaluate and compare the Company’s operating results in a more meaningful and consistent manner.  These non-GAAP measures should be considered as a supplement to, and not as a substitute for or superior to, GAAP.  The most-closely analogous GAAP financial measure to the second quarter of fiscal 2006 non-cash charge of $0.02 per share for stock based compensation expense associated with adopting SFAS 123R and non-cash charge of $0.01 per share relating to our review of stock option practices is the Company’s net income of $0.01 per share for the second quarter of fiscal 2006. The most-closely analogous GAAP financial measures to the income tax benefit of $0.05 per share and $0.08 per share for the second and third quarters of fiscal 2005, respectively, are the Company’s net loss of $(0.07) per share and net loss of $(0.11) for such quarters, respectively.

Conference Call:

The Company’s first quarter conference call is scheduled for today, Monday, August 28, 2006.   Following the release via the wire services, the Company will host a conference call beginning at 5:00 PM Eastern Time which can be accessed using the Dial-in Number: 800.362.0571 or via live web cast at: http://www.videonewswire.com/event.asp?id=35347

If you are unable to participate during the live web cast, a playback of the conference call will be available via the Internet at www.restorationhardware.com under “Investor Relations” or by Dial-in Number: 800.283.4595 until September 8, 2006.

About Restoration Hardware, Inc.:

Restoration Hardware, Inc. is a specialty retailer of high quality home furnishings, bath fixtures and bathware, functional and decorative hardware and related merchandise that reflects the Company’s classic and authentic American point of view. Restoration Hardware, Inc. sells its merchandise offering through its retail stores, catalog (800-762-1005) and on-line at www.restorationhardware.com. As of August 28, 2006, the Company operated 103 retail stores and eight outlet stores in 30 states, the District of Columbia and Canada.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release contains forward-looking statements that involve known and unknown risks. Such forward-looking statements include, without limitation, statements concerning or relating to the Company’s anticipated full year revenue growth and operating margins, statements concerning guidance for the third quarter and full fiscal year of fiscal 2006, statements relating to revenue growth, comparable store sales, earnings, weighted average share count and inventory for the third quarter of fiscal 2006, statements concerning the anticipated impact of no tax benefit being recorded on the Company’s results for the third quarter of fiscal 2006, statements concerning the anticipated impact of SFAS 123R on the Company’s results for the third quarter of fiscal 2006, statements relating to the implications of the Company’s revenues, sales and financial results for the second quarter of fiscal 2006, statements concerning the Company’s opportunities in the second half of the year, statements relating to the launch and expected growth and importance to the Company of Brocade Home and the Gift Book, and other statements containing words such as “expects” and words of similar import or statements of management’s opinion. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, including financial results, market performance or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause such differences include, but are not limited to, customer reactions to the Company’s current and anticipated merchandising and marketing programs and strategies, timely introduction and customer acceptance of the Company’s merchandise, positive customer reaction to the Company’s catalog and Internet offerings, revised product mix, prototype stores and core businesses, timely and effective sourcing of the Company’s merchandise from its foreign and domestic vendors and delivery of merchandise through its supply chain to its stores and customers, effective inventory and catalog management, actual achievement of cost savings and improvements to operating efficiencies, effective sales performance, in particular during the holiday selling season, the actual impact of key personnel of the Company on the development and execution of the Company’s strategies, changes in investor perceptions of the Company, fluctuations in comparable store sales, limitations resulting from restrictive covenants in the Company’s credit facility, changes in economic or business conditions in general, changes in political conditions in the United States and abroad in general, changes in product supply, changes in the competitive environment in which the Company operates, changes in the Company’s management information needs, changes in customer needs and expectations, governmental actions and other factors detailed in the Company’s filings with the Securities and Exchange Commission, including its recent filings on Forms 10-K, 10-Q and 8-K, including, but not limited to, those described in the Company’s Form 10-Q for the quarter ended April 29, 2006, in Part I, Item 2 thereof (“Management’s Discussion and Analysis of Financial Condition and Results of Operations”), in Part I, Item 4 thereof (“Controls and Procedures”), and in Part II, Item 1A thereof (“Risk Factors”).  Guidance offered by the Company represents a point-in-time estimate made by management of the Company. The Company undertakes no obligation to update any guidance or any other forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contact:
Restoration Hardware, Inc.
Chris Newman
Chief Financial Officer
(415) 924-3578
(415) 945-7264 (fax)

RESTORATION HARDWARE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share and store data)

	13 weeks ended		13 weeks ended
	7/29/06	% of Net Revenue	7/30/05	% of Net Revenue

Retail net revenue	$111,428	62.1%	$101,900	70.4%
Direct-to-customer net revenue	67,915	37.9%	42,881	29.6%
Total net revenue	179,343	100.0%	144,781	100.0%

Cost of revenue and occupancy	120,098	67.0%	101,507	70.1%
Gross profit	59,245	33.0%	43,274	29.9%

Selling, general and administrative expense	57,138	31.8%	46,437	32.1%
Income (loss) from operations	2,107	1.2%	(3,163)	(2.2%)

Interest expense, net	(1,739)	(1.0%)	(834)	(0.6%)

Income (loss) before income taxes	368	0.2%	(3,997)	(2.8%)

Income tax (expense) benefit	(132)	(0.1%)	1,535	1.1%

Net income (loss)	$236	0.1%	$(2,462)	(1.7%)

Income (loss) per share, basic and diluted	$0.01		$(0.07)

Weighted average shares outstanding,
basic	37,884		33,259
diluted	38,876		33,259

Comparable store sales growth	4.3%		5.6%
Stores open at end of period	103		102
Store selling square footage at end of period	686,649		676,520

RESTORATION HARDWARE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share and store data)

	26 weeks ended		26 weeks ended
	7/29/06	% of Net Revenue	7/30/05	% of Net Revenue

Retail net revenue	$202,488	64.7%	$186,576	71.1%
Direct-to-customer net revenue	110,235	35.3%	75,670	28.9%
Total net revenue	312,723	100.0%	262,246	100.0%

Cost of revenue and occupancy	208,593	66.7%	183,330	69.9%
Gross profit	104,130	33.3%	78,916	30.1%

Selling, general and administrative expense	105,491	33.7%	86,423	33.0%
Loss from operations	(1,361)	(0.4%)	(7,507)	(2.9%)

Interest expense, net	(3,163)	(1.0%)	(1,659)	(0.6%)

Loss before income taxes	(4,524)	(1.4%)	(9,166)	(3.5%)

Income tax (expense) benefit	(153)	(0.1%)	3,591	1.4%

Net loss	$(4,677)	(1.5%)	$(5,575)	(2.1%)

Loss per share of common stock, basic and diluted	$(0.12)		$(0.17)

Weighted average shares outstanding, basic and diluted	37,828		33,185

Comparable store sales growth	4.1%		5.3%
Retail stores open at end of period	103		102
Total selling square footage at end of period	686,323		676,520

RESTORATION HARDWARE,  INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands)

	7/29/06	1/28/06	7/30/05

ASSETS
Current assets:
Cash and cash equivalents	$1,084	$1,990	$1,820
Accounts receivable	9,028	5,884	6,579
Merchandise inventories	181,199	158,647	136,952
Prepaid expense and other current assets	17,351	9,590	21,852
Total current assets	$208,662	$176,111	$167,203

Property and equipment, net	90,054	92,360	84,288
Goodwill	4,560	4,560	4,560
Deferred tax assets, net	—	—	18,824
Other assets	1,317	1,237	4,115
Total assets	$304,593	$274,268	$278,990

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$70,321	$62,818	$58,583
Deferred revenue and customer deposits	12,415	8,304	7,719
Other current liabilities	16,814	17,506	12,471
Total current liabilities	99,550	88,628	78,773

Long-term debt, net of issuance costs	79,432	58,126	48,595
Deferred lease incentives	25,894	27,465	28,409
Deferred rent	20,029	19,866	20,076
Other long-term obligations	1,037	51	46
Total liabilities	225,942	194,136	175,899

Stockholders equity:
Common stock	4	4	3
Additional paid-in capital	172,263	169,187	168,533
Accumulated other comprehensive income	1,130	1,010	892
Accumulated deficit	(94,746)	(90,069)	(66,337)
Total stockholders' equity	78,651	80,132	103,091

Total liabilities and stockholders' equity	$304,593	$274,268	$278,990

Common stock issued and outstanding at end of period	37,943	37,763	37,542